Exhibit 10.14
ABC/DTC
[___] Schedule — ABC Annual Incentive Compensation Plan

[______] Schedule — ABC Annual Incentive Compensation Plan
Pursuant to the Annual Incentive Compensation Plan and the Executive Officer Annual Incentive Compensation Plan (the “Governing Plan”), the Arkansas Best Corporation Board of Directors Compensation Committee (“Compensation Committee”) has adopted the following Individual Award Opportunities, Performance Measures, and Participants for Arkansas Best Corporation and Data-Tronics Corp. in [___] for the [___] Schedule — ABC Annual Incentive Compensation Plan (the “[___] Plan”).
I. Individual Award Opportunities
The Individual Award Opportunities provided by this plan are based on (a) achieving certain levels of performance for ABC’s Return on Capital Employed (“ROCE”) and (b) your Incentive Award Salary Factor. (ABC uses consolidated ROCE). The formula below illustrates how your benefit is computed:
Your Benefit = [Performance Factor Earned x Your Incentive Award Salary Factor x Your Base Salary]
The Compensation Committee has set the maximum award that any individual may earn for performance in any one Plan Year at $2,000,000.
     A. Performance Factor Earned. Performance Factor Earned is shown in Table 1 of Appendix A and depends on the ROCE achieved by ABC for the year.
     B. Incentive Award Salary Factor. Incentive Award Salary Factor is a percentage of your Base Salary. The percentage varies for each level of management within the company. The Incentive Award Salary Factors are listed in Table 2 of Appendix A.
     C. Base Salary. Base Salary for participants other than Executive Officers is defined as a participant’s total base salary paid, while an eligible participant in the Plan, for the Measurement Period. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option, restricted stock or other type of equity plan, or any other bonuses, incentive pay or special awards.
     D. Base Salary for Executive Officers. Base Salary for Executive Officers (Executive Officer for this purpose is defined an employee who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Code Section 162(m) or the regulations issued thereunder) is defined as an Executive Officer’s total base salary paid, while an eligible participant in the Plan, for the Measurement Period, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan is approved for the Measurement Period, multiplied by twelve, multiplied by 133%. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.
     E. Measurement Period. The Measurement Period is 1/1/[___] to 12/31/[___].

ABC/DTC
[___] Schedule — ABC Annual Incentive Compensation Plan

II. Performance Measure
ROCE for ABC is calculated as the following ratio:
Net Income + After-tax Effect of Interest Expense
+ After-tax Effect of Imputed Interest Expense
Average Equity + Average Debt + Average Imputed Debt
“Net Income” for the ROCE calculation is net income determined in accordance with Generally Accepted Accounting Principles after taking into account the Section IV Required Adjustments, except that:
(i)	The following item will be deducted:
a.	1/10th of the 2006 after-tax settlement accounting charge will be deducted from net income.
(ii)	The following items will be added back:
a.	The after-tax annual incentive compensation earned by ABC and Data-Tronics employees under this Plan, the after-tax annual incentive compensation earned by ABF employees under the ABF Annual Incentive Compensation Plan and FleetNet employees under the FleetNet America Officers’ Annual Incentive Compensation Plan will be added back,

b.	The after-tax fees charged by strategic planning consultant; and

c.	The after-tax direct third party expenses associated with an acquisition by ABC or any Subsidiary.
(iii)	The operating results (all revenue and expenses) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period shall be excluded from the calculation of Net Income in the numerator of the ratio and any Acquisition Debt attributable to the business acquired (either directly held by the business or incurred to acquire the business) shall be excluded from the denominator in the ratio calculation.
“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness and other interest bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees.
“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.
“Average Debt” is the average of the beginning of the year and the end of the year current and long-term debt.
“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.
“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

ABC/DTC
[___] Schedule — ABC Annual Incentive Compensation Plan

III. Participants
Eligible Participants in the Annual Incentive Compensation Plan are the following job positions and other job positions or employees as may be specifically approved by the Compensation Committee:

Arkansas Best Corporation	President-CEO, Senior Vice Presidents, Vice Presidents, Department Directors
Data-Tronics Corp.	President, Department Directors
IV. Required Adjustments
The following adjustments shall be made:
Net Income for the Performance Measure shall be adjusted to exclude any of the following events: (i) losses due to changes in the tax law or other such laws or regulations affecting reported results, (ii) accruals for reorganization and restructuring programs, (iii) goodwill impairment charges, (iv) an extraordinary, unusual or non-recurring item as described in Accounting Principles Board Opinion (ABP”) No. 30, (iv) any change in accounting principle as defined in Financial Accounting Standards No. 154, and (v) any loss from a discontinued operation as described in Financial Accounting Standards No. 144.
V. Discretionary Adjustments
Prior to a Change In Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.
VI. Annual Incentive Compensation Plan
Defined terms in the Annual Incentive Compensation Plan or Executive Officer Annual Incentive Compensation Plan shall have the same meaning as in this [___] Schedule — ABC Annual Incentive Compensation Plan except where the context otherwise requires.

ABC/DTC
[___] Schedule — ABC Annual Incentive Compensation Plan

Appendix A
[___] Schedule
Table 1

Return on Capital Employed Earned
("ROCE")	Performance Factor Earned
3%	30%
4%	40%
5%	50%
6%	60%
7%	70%
8%	80%
9%	90%
10%	100%
11%	120%
12%	140%
13%	160%
14%	190%
15%	220%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE
Table 2

Incentive Award Salary Factor
Job Title	("Salary Factor")
ABC — President-CEO	[__]	%
ABC — SVP	[__]	%
ABC Vice President DTC President	[__]	%
ABC/DTC Department Director	[__]	%